Exhibit 23.1

CONSENT OF BURR PILGER & MAYER LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Registration Statement (Form S-3) and related Prospectus of Digital Video Systems, Inc. for the registration of 1,180,176 shares of its common stock and to the incorporation by reference therein of our report dated April 13, 2001, with respect to the consolidated financial statements and schedule of Digital Video Systems, Inc. included in its Annual Report (Form 10-KSB) for the nine-month transition period ended December 31, 2000, filed with the Securities and Exchange Commission.

San Francisco, California
February 28, 2002

/s/ BURR PILGER & MAYER LLP